Exhibit 4.2

                            DATA GENERAL CORPORATION

                  1998 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN


1.   Purpose

          The Data General Corporation 1998 Non-Employee Director Stock Option Plan (the "Plan") is intended to strengthen the ability of Data General Corporation (the "Company") to attract and retain the services of knowledgeable and experienced persons who, through their efforts and expertise, can make a significant contribution to the success of the Company's business by serving as members of the Company's Board of Directors and to provide additional incentive for such non-employee directors to continue to work for the best interests of the Company and its stockholders through continuing ownership of its Common Stock, $.01 par value ("Common Stock"). Accordingly, the Company will grant to each non-employee director (the "Optionee") an option (the "Option") to purchase shares of Common Stock of the Company on the terms and conditions hereinafter established.

2.   Administration of the Plan

          The Plan shall be administered by the Board of Directors of the Company. The interpretation and construction by the Committee of any provisions of the Plan or of any agreement or of other matters related to the Plan shall be final. The Board of Directors may from time to time adopt such rules and regulations for carrying out the Plan as it may deem advisable. No member of the Board of Directors shall be liable for any action or determination made in good faith with respect to the Plan.

3.   Stock Subject to the Plan

          The shares to be issued under the Plan shall be made available from shares of Common Stock issued but not outstanding.

          Shares issued under the Plan shall be subject to the terms, conditions and restrictions specified in the Plan

          Subject to the provisions of the succeeding paragraphs of this Section 3, the aggregate number of shares which may be issued under the Plan shall not exceed 150,000 shares.

          If prior to termination of the Plan, shares issued under the Plan shall be reacquired by the Company pursuant to the provisions hereof, such shares shall again become available for issuance under the Plan.

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          In the event that the number of outstanding  shares of Common Stock of the Company shall be changed by reason of split-ups, combinations of shares, recapitalizations or stock dividends, the number of shares which may thereafter be available under the Plan, the number of shares held under Option and the option exercise price may be appropriately adjusted as determined by the Board of Directors so as to reflect any such change.

4.   Eligibility and Grant of Options

          Subject to the next sentence, an Option to purchase 7,500 shares of the Company's Common Stock shall automatically be granted under the Plan to each non-employee director of the Company on the date(s) of his election(s) to the Board of Directors. (Notwithstanding the foregoing sentence, during the term of the Company's 1994 Non-Employee Director Stock Option Plan, the number of shares which may be purchased under the aforesaid Option granted under this Plan shall be reduced each year by the number of shares which may be purchased under the option(s) granted each year to such Optionee under the said Company's 1994 Non-Employee Director Stock Option Plan on account of such Optionee's election to the Board of Directors.) Directors who, on the date of their election(s) to the Board, are also officers of the Company are not eligible to receive an Option under the Plan.

          The exercise price for Options granted under the Plan shall be one hundred (100%) percent of the closing price per share on the New York Stock Exchange of Common Stock on the date of such grant.

5.   Non-Transferability of Options

          The term of the Option shall be for a period of ten years from the date of issuance. The right of the Optionee to purchase Common Stock through the exercise of the Option, wholly or in part, shall be available to the Optionee at any time during the term of the Option subject to the restrictions on disposition and the obligation of resale as provided in
     Section 7 hereof.

          The Option shall be exercisable by the Optionee only while serving as a director of the Company or upon his death or cessation of service as a director with the consent of the Company. If the Optionee shall die while serving as a director of the Company, his executor, personal representative or beneficiary shall have the right to exercise the Option at any time within twelve (12) months from the date of death or cessation of service as a director with the consent of the Company in respect of the total number of shares as to which he would be entitled to exercise his Option at the date of his death or cessation of service as a director with the consent of the Company.

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          If the Optionee shall cease to serve as a director with the consent of the Company before the Option shall have terminated, the Optionee may exercise the Option within ninety (90) days after the date on which he ceases to serve as a director of the Company.

          No Option under the Plan shall be sold, assigned, pledged, encumbered or otherwise transferred by the Optionee.

6.   Exercise of Options

          An Optionee electing to exercise an Option under the Plan shall give written notice to the Company of such election and of the number of shares the Optionee has elected to acquire. Until the Optionee has been issued a certificate or certificates for the shares so acquired, the Optionee shall possess no stockholder rights with respect to any such shares.

7.   Restrictions on Disposition and Obligation of Resale

          Shares of Common Stock acquired by an Optionee pursuant to the exercise of an Option under the Plan shall not be sold, transferred, or otherwise disposed of and shall not be pledged or otherwise hypothecated, except as provided below. (Any such sale, transfer or other disposition, or any pledge or other hypothecation shall hereinafter be referred to as a "disposition.") In the event of the Optionee's cessation of service as a director for any reason except death or with the consent of the Company, such shares shall be offered for resale to the Company at their original acquisition price. Shares as to which the restrictions against disposition and the obligation of resale to the Company have lapsed in accordance with the provisions set forth below shall be referred to as "free shares." Shares as to which the restrictions against disposition and the obligation of resale to the Company have not lapsed as provided below shall be referred to as "restricted shares."

          The restrictions against disposition and the obligation of resale to the Company of shares acquired pursuant to the Plan shall lapse cumulatively to the extent of twenty-five percent (25%) of the grant on each anniversary date of the date of the Optionee's initial election as a director. Any provision for the lapse of the restrictions against disposition and the obligation of resale shall apply with respect to shares subject to an Option whether or not the Option has been exercised in whole or part on the date of lapse.

          In the event of a "Change In Control," as defined herein, the restrictions against disposition and the obligations of resale to the Company of shares as to which

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          such  restrictions  and obligation have not otherwise lapsed under the
          Plan shall immediately lapse.

          Upon the occurrence of the earlier of the death of the Optionee, the Optionee's cessation of service as a director with the consent of the Company, the restrictions against disposition and the obligation of resale to the Company of shares as to which such restrictions and obligation have not otherwise lapsed under the Plan shall immediately lapse.

          In the event of the Optionee's cessation of service as a director for any reason except death or with the consent of the Company, shares issued to the Optionee pursuant to the exercise of an Option under the Plan, which shares have not, as of the date of cessation of service, become free shares as defined above, shall become subject to an obligation of immediate resale to the Company. Shares subject to such obligation of resale shall be delivered to the Company within 30 days following the cessation of service. Within 60 days following a timely delivery of shares, the Company will compensate the Optionee (at the original acquisition price) for such number of shares as the Company elects to purchase and will return to the Optionee any shares not so purchased. Restricted shares which are not delivered to the Company within 30 days following the cessation of service as a director shall remain subject to the restrictions against disposition and such restrictions shall not lapse as otherwise provided in this Section 7. Nothing in this Section 7 shall require the Company to repurchase shares issued to Optionees under the Plan.

          Notwithstanding any of the foregoing restrictions, any shares acquired under the Plan may at any time be pledged or otherwise hypothecated to secure borrowing by the Optionee to obtain the acquisition price to be paid by the Optionee for such shares; provided, however, that the amount of such borrowing may not exceed the acquisition price of such shares.

          Any questions as to whether and when there has been a cessation of service, and (subject to Section 4 of the Plan) any questions as to the acquisition price of shares, shall be determined by the Board of Directors and its determination of such questions shall be final.

          A "Change In Control" of the Company  means for  purposes of the Plan:
     (i) the acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either the then outstanding shares of Common Stock of the Company (the "Outstanding Company Common Stock") or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"), provided, however, that

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     any  acquisition  by the  Company  or any  of its  subsidiaries,  or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, or by any corporation with respect to which, following such acquisition, more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation
     entitled  to  vote   generally   in  the  election  of  directors  is  then
     beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, shall not constitute a change of control; or (ii) individuals who, as of January 1, 1994 constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to January 1, 1994 whose election, or nomination for election, by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or (iii) approval by the stockholders of the Company of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation beneficially own,
     directly  or  indirectly,   more  than  60%  of,  respectively,   the  then
     outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or of a complete liquidation or dissolution of the Company or of the sale or other disposition of all or substantially all of the assets of the Company.

8.   Payment

          The option exercise price shall be payable upon the exercise of the Option and shall be payable in cash, by cashier's check, by certified check or in shares of Common Stock. If shares of Common Stock are tendered as payment of the option exercise price, the value of such shares shall be their fair market value as of the date of exercise. If such tender would result in the issuance of fractional shares of Common Stock, the Company shall instead return the difference in cash or by check to the Optionee.

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9.   Notice of Election under Section 83(b)

          Each Optionee making an election under Section 83(b) of the Internal Revenue Code of 1954, as amended, and the Regulations and Rulings promulgated thereunder will provide a copy thereof to the Company within 30 days of the filing of such election with the Internal Revenue Service.

10.  Amendments to the Plan

          The Board of Directors of the Company may at any time terminate or from time to time modify or suspend the Plan, provided that no such modification without the approval of the stockholders of the Company shall:

          (a) increase the maximum number of shares which may be issued under the Plan in the aggregate or the number of shares which may be issued to each non-employee director (except as permitted by the last two paragraphs of Section 3);

          (b) extend the period during which Options may be granted under the Plan;

          (c) shorten the period over which the restrictions against disposition and the obligation of resale lapse (except as permitted by the fourth paragraph of Section 7); or

          (d) amend the option exercise price (except as permitted by the last paragraph of Section 3); or


11.  Successors and Assigns

          The provisions of this Plan shall be binding upon all successors and assigns of an Optionee acquiring shares under the Plan, including, without limitation, the estate of any such Optionee and the executors, administrators or trustees of such estate, and any receiver, trustee in bankruptcy or representative of the creditors of any such Optionee.

12.  Termination Date of the Plan

          The Plan shall terminate on November 4, 2008; provided, however, that Options granted on or before such date shall remain exercisable, in accordance with their respective terms, after the termination of the Plan.

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